Exhibit 99.1

Kustom Entertainment, Inc. Enters into Business Combination Agreement with Clover Leaf Capital Corp.

Transaction will provide Kustom Entertainment, Inc., a wholly-owned subsidiary of Digital Ally Inc. (NASDAQ: DGLY), the ability to be a stand-alone entity with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies.

●	Kustom Entertainment, Inc. is a wholly owned subsidiary of Digital Ally Inc. and is comprised of TicketSmarter and Kustom 440, both currently wholly owned subsidiaries

●	The transaction is expected to create a publicly traded entity focused on live event and concert production to accompany TicketSmarter’s ability to offer primary and secondary ticketing options

●	The transaction contemplates an equity value of $125 million for Kustom Entertainment, Inc.

●	Combined company to have an implied initial pro forma equity value of approximately $222.2 million, with the proposed business combination expected to provide approximately $18.1 million in gross proceeds from the cash held in trust by Clover Leaf Capital Corp., assuming no redemptions and an $11.14 share price based on the value per redeemable share held in trust as of the date of this announcement

KANSAS CITY, KS and MIAMI, FL, June 2nd, 2023 -- Digital Ally, Inc. (NASDAQ: DGLY) (“Digital Ally”) and Clover Leaf Capital Corp. (Nasdaq: CLOE) (“CLOE”), a publicly traded special purpose acquisition company (SPAC), today announced that Kustom Entertainment, Inc. (“Kustom Entertainment”), a wholly-owned subsidiary of Digital Ally focused on live events, concert production and ticketing, and CLOE have entered into a merger agreement. The transaction is expected to provide Kustom Entertainment with the ability to be a stand-alone entity with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies. Digital Ally will remain an independent public company following the merger.

Kustom Entertainment is comprised of TicketSmarter and Kustom 440, both currently wholly owned subsidiaries. Both TicketSmarter and Kustom 440 will combine their management teams and focus on concerts, entertainment and garnering additional ticketing partnerships in 2023 and beyond. Kustom 440 and TicketSmarter will use their existing sponsorships and sports property partnerships to develop alternative entertainment options for consumers.

Felipe MacLean, CEO of CLOE, commented: “I am thrilled to announce the business combination of CLOE and Kustom Entertainment. I believe that the new publicly traded company has the capability to become a leading player in the live entertainment industry, providing ticketing, sponsorship, marketing, and event operation services for consumers in the United States. Kustom is well positioned to boost its growth through innovative marketing, production capabilities, and new technology. The Kustom team is an all-in-one event production group with passionate and experienced leadership, capable of forging great partnerships and capturing more events across the nation. We believe that together, CLOE and Kustom, can create a powerhouse in the live entertainment industry.”

“We could not be more excited to be entering into this agreement,” said Stan Ross, current CEO of Digital Ally and future CEO of Kustom Entertainment. “The principals of CLOE understand our business, our objectives, and will make meaningful partners in our business, particularly the expansion of both our ticketing and entertainment platforms, specifically in Latin America.” Added Ross: “CLOE understands how we can implement Blockchain technologies to improve our business model and we are excited to begin working with them to implement these technologies into our offering.”

The combined company will be known as Kustom Entertainment and will operate under the same management team as Kustom Entertainment, Inc. which is currently led by Stanton E. Ross, the current CEO of Digital Ally. The transaction contemplates an equity value of $125 million for Kustom Entertainment, Inc. The combined company is expected to have an implied initial pro forma equity value of approximately $222.2 million, with the proposed business combination expected to provide approximately $18.1 million in gross proceeds from the cash held in trust by CLOE, assuming no redemptions. Additionally, Digital Ally will distribute to its shareholders 15% of the shares obtained in Kustom Entertainment immediately following the closing of the merger and intends to distribute the balance of such shares following a six-month lock-up period.

The transaction has been approved by the Boards of Directors of both Digital Ally and CLOE and is subject to approval by the stockholders of CLOE and other customary closing conditions. Digital Ally, as the sole holder of Kustom Entertainment common stock, has approved the transaction.

Maxim Group LLC served as sole financial and capital markets advisor to Kustom Entertainment in connection with the merger agreement. Sullivan & Worcester LLP is serving as legal counsel to Kustom Entertainment and Ellenoff Grossman & Schole LLP is serving as legal counsel to CLOE.

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc., a recently formed wholly-owned subsidiary of Digital Ally, will provide oversight to currently wholly-owned subsidiaries TicketSmarter and Kustom 440.

TicketSmarter offers tickets to more than 125,000 live events ranging from concerts to sports and theatre shows. TicketSmarter is the official ticket resale partner of over 35 collegiate conferences, over 300 universities, and hundreds of events and venues nationally. TicketSmarter is a primary and secondary ticketing solution for events and high-profile venues across North America. For more information on TicketSmarter, visit www.Ticketsmarter.com.

Established in late 2022, Kustom 440 is an entertainment division of Kustom Entertainment, Inc., whose mission it is to attract, manage and promote concerts, sports and private events. Kustom 440 is unique in that it brings a primary and secondary ticketing platform, in addition to its well-established relationships with artists, venues, and municipalities. For more information on Kustom 440, visit www.Kustom440.com.

About Clover Leaf Capital Corp.

Clover Leaf Capital Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

For more information, contact:

Stanton E. Ross, CEO

Info@kustoment.com

Info@cloverlcc.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, CLOE’s and Kustom Entertainment’s expectations with respect to the proposed business combination between CLOE and Kustom Entertainment, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the implied valuation of Kustom Entertainment, the products offered by Kustom Entertainment and the markets in which it operates, and Kustom Entertainment’s projected future results. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to indentify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside CLOE’s and Kustom Entertainment’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CLOE’s securities, (ii) the risk that the transaction may not be completed by CLOE’s business combination deadline, even if extended by its stockholders, (iii) and the potential failure to obtain an extension of the business combination deadline if sought by Clover Leaf; (iv) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the agreement and plan of merger (“Merger Agreement”) by the stockholders of CLOE, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the failure to obtain any applicable regulatory approvals required to consummate the business combination; (vii) the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the business combination, (viii) the effect of the announcement or pendency of the transaction on Kustom Entertainment’s business relationships, performance, and business generally, (ix) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the post-combination company to grow and manage growth profitability and retain its key employees, (x) costs related to the business combination, (xi) the outcome of any legal proceedings that may be instituted against Kustom Entertainment or CLOE following the announcement of the proposed business combination, (xii) the ability to maintain the listing of CLOE’s securities on the Nasdaq prior to the business combination, (xiii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, (xiv) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Kustom Entertainment operates, (xv) the risk that demand for Kustom Entertainment’s services may be decreased due to a decrease in the number of large-scale sporting events, concerts and theater shows, (xvi) the risk that any adverse changes in Kustom Entertainment’s relationships with buyer, sellers and distribution partners may adversely affect the business, financial condition and results of operations, (xvii) the risk that Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for Kustom Entertainment’s sites and ultimately, its business and results of operations; (xviii) the risk that any decrease in the willingness of artists, teams and promoters to continue to support the secondary ticket market may result in decreased demand for Kustom Entertainment’s services; (xix) the risk that Kustom Entertainment is not able to maintain and enhance its brand and reputation in its marketplace, adversely affecting Kustom Entertainment’s business, financial condition and results of operations, (xx) the risk of the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters, (xxi) the risk that because Kustom Entertainment’s operations are seasonal and its results of operations vary from quarter to quarter and year over year, its financial performance in certain financial quarters or years may not be indicative of, or comparable to, Kustom Entertainment’s financial performance in subsequent financial quarters or years; (xxii) the risk that periods of rapid growth and expansion could place a significant strain on Kustom Entertainment’s resources, including its employee base, which could negatively impact Kustom Entertainment’s operating results; (xxiii) the risk that Kustom Entertainment may never achieve or sustain profitability; (xxiv) the risk that Kustom Entertainment may need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xxv) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (xxvi) the risk that Kustom Entertainment is unable to secure or protect its intellectual property, (xxvii) the risk that the post-combination company’s securities will not be approved for listing on Nasdaq or if approved, maintain the listing and (xxviii) other risks and uncertainties indicated from time to time in the proxy statement and/or prospectus to be filed relating to the business combination, including those under the “Risk Factors” section therein and in CLOE’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Kustom Entertainment and CLOE assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where to Find It

In connection with the transaction, CLOE intends to file a proxy statement and/or registration statement on Form S-4 (the “Proxy/Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of CLOE’s common stock in connection with CLOE’s solicitation of proxies for the vote by CLOE’s stockholders with respect to the transaction and other matters as described in the Proxy/Registration Statement, as well as, if applicable, a prospectus relating to the offer of the securities to be issued to Kustom Entertainment’s stockholder in connection with the transaction. After the Proxy/Registration Statement has been approved by the SEC, CLOE will mail a definitive proxy statement, when available, to its stockholders. Before making any voting or investment decision, investors and security holders and other interested parties are urged to read the proxy statement and/or prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about CLOE, Kustom Entertainment and the transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by CLOE through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: 1450 Brickell Avenue, Suite 2520, Miami, FL 33131.

Participants in Solicitation

CLOE and Kustom Entertainment and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the transaction. Information about the directors and executive officers of CLOE is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 14, 2023. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and/or prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Stockholders, potential investors and other interested persons should read the proxy statement and/or prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or an exemption therefrom.

4